Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION

Crane Holdings, Co. (“Crane Holdings”) is providing this notice to you because you hold Crane Holdings common stock or you participate in a plan that invests in Crane Holdings stock. Crane Holdings has released materials for your information regarding the spin-off of Crane Company, a wholly-owned subsidiary of Crane Holdings (“Crane Company”), from Crane Holdings. To effect the spin-off, Crane Holdings will distribute on a pro rata basis to its stockholders as of the record date of March 23, 2023 100% of the issued and outstanding shares of Crane Company common stock held by it. Immediately following the distribution, Crane Holdings, which will be renamed “Crane NXT, Co.”, and Crane Company will be two independent, publicly traded companies.

This notice provides instructions on how you can access the Information Statement that Crane Company has prepared in connection with the spin-off (the “Information Statement”). The Information Statement contains important information, and we encourage you to review it. You may view the Information Statement online at www.envisionreports.com/CR and easily request a paper copy of it. If you wish to receive a paper copy, please make your request for a paper copy at least three (3) business days prior to the distribution date referenced in the Information Statement to facilitate timely delivery.

Crane Holdings is providing this notice and Information Statement FOR YOUR INFORMATION ONLY. You are NOT required to respond or take any other action. Crane Holdings is NOT soliciting a proxy or other consent from you in connection with the spin-off. These materials are NOT a form for voting.

See below for instructions on how to access materials.

To access the Information Statement online
INTERNET: www.envisionreports.com/CR
Request and receive a paper or e-mail copy
If you want to receive a paper or e-mail copy of these materials, you must request one. To facilitate timely delivery, please make your request for a paper copy at least three (3) business days prior to the distribution date referenced in the Information Statement. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
TELEPHONE: 877-300-2100
E-MAIL: web.queries@computershare.com
If requesting materials by e-mail, please include your name and address in the body of the email with ‘CR - Information Statement’ in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.